Exhibit 10.10

Addendum to the Unprotected Lease Agreement

Conducted and Signed on July 24, 2014

Between:

Atirey Yeda Ltd. Inc. Number: 51- 276926-6

Address: Dizengoff 221a, Tel Aviv,

Hereinafter: "The Lessor"

On the one hand;

And:

Mobileye Vision Technologies Ltd

Inc.: 51- 2700436

Address: Hartom 13, Har Hotzvim

Jerusalem

Hereinafter "the Tenant"

On the other hand;

Whereas:	The Lessor and the Tenant signed on January 31, 2008 an Unprotected Lease Agreement including Appendices (among others Appendix A' (Amendments to the Agreement's Appendix), relating to the Lease located at Hartom 13, Har Hotzvim, Jerusalem (Hereinafter together: "The Lease Agreement"); And additionally, the parties signed Addendums to the Lease Agreement, on July 27, 2009, January 15, 2012, October 23, 2012 and June 30, 2014, in which the Lessor leased to the Tenant additional spaces in the Building ("Addendums to the Lease Agreement");

And whereas:	The parties are interested to conclude the rent in accordance with the Lease Agreement and the Addendums to the Lease Agreement that will apply to the extended period;

And whereas:	The parties are interested in settling two additional Extended Lease's periods for the tenancy's Lease and for the settlement of additional spaces in the Building for the Tenant's exclusive use.

Thus stated, it was stipulated and agreed between the parties as follows:

1.	The preamble of this Addendum constitutes an integral part of this Addendum. The terms in this Addendum shall have the same meaning that was assigned to them in the Lease Agreement and/or to the Addendums to the Lease Agreement, as applicable.

2.	Notwithstanding the Lease Agreement's provisions, and/or the Addendums to the Lease Agreement, it is hereby agreed, that the monthly rent in the Extended Lease period will be as follows (hereinafter "the new rent").

2.1.	For all the areas (excluding parking lots, warehouses and safe rooms) in the Lease Agreement and/or in the Addendums to the Lease Agreement, a monthly sum of NIS 85 + VAT per gross m2 linked to the Basic Index. It is clarified that the rent includes the envelope space and the rent for the adaptation works done by the Lessor in the Tenancy, as defined in the Lease Agreement, and notwithstanding the provisions of the Lease Agreement and/or the Addendums to the Lease Agreement, in the extended period and/or in any additional extended period, rent for adaptation works will not be paid, whether in addition or separately.

2.2.	For each parking space NIS 500+VAT linked to the Basic Index.

2.3.	For warehouses' gross m2 space US$ 9.68 + VAT linked to the Basic Index.

2.4.	For safe rooms' gross m2 space NIS 45 + VAT linked to the Basic Index.

3.	Notwithstanding the Lease Agreement's provisions, it is hereby agreed that the "Basic Index" will be the index of April 2014 which is 101.9 points. Additionally, differences deriving from the new rent determination will not be charged interest and/or arrears' fees, provided they are paid no later than the prescribed rent payment date soon after signing of this Addendum.

4.	Whenever additional spaces will be leased to the Tenant, the provisions of this Addendum will apply, including the rates cited in the above section 2.

5.	It is hereby agreed that if the Tenant leases from the Lessor the remaining spaces on the floor (-1) in the Building, which, at the date of signing this Addendum, have not been leased as yet to the Tenant, the Lessor undertakes to provide the Tenant, at the Tenant 's discretion, the exclusive right of use of the Building's main lobby, and as a result, use of the Building's lobby's main entrance will be at the exclusive discretion and approval of the Tenant, subject to the following conditions:

5.1.	In return for the exclusive right of use, as stated above, the Tenant will only pay the proportionate part of all the Building's A wing and the Building B wing's 7th floor, with respect to the main lobby, at the price specified in the above section 2.1.

5.2.	The Tenant agrees that the main lobby area will serve as an escape area in an emergency situation for all the Building's visitors.

5.3.	The Tenant will be entitled to change the instructions for entrance from the parking lot to the main lobby, provided that these instructions comply with the safety and fire protection requirements.

This section's provisions will apply if the Lessor receives the actual Building's wing A, and the B wing's 7th floor's lessee's ("Teva Co.") consent to separate it from the main lobby area, and the Lessor will make reasonable efforts to obtain its approval. The Lessor's consent to grant the Tenant exclusive use rights will also be accorded as aforesaid if the Tenant gets Teva Co.'s approval.

6.	It is hereby agreed to provide the Tenant with two options to prolong the extended period, each being for an additional subsequent and continuous five years' leasing period (Hereinafter respectively: "The second extended period" and "The third extended period"), in total, 10 additional years starting on the conclusion of the extended period, under the following conditions:

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6.1.	18 months before the extended period's end, the Tenant will send the Lessor a written notice of his wish to exercise the second extended period's option. 36 months before the second extended period's end, the Tenant will send the Lessor a written notice of his wish to exercise the third extended period's option.

6.2.	At the beginning of the second extended period, and subsequently at the beginning of the third extended period, the new rent will be increased by 10% relatively to the last month of the previous period, as applicable. Thus, in other words, the new rent during the second extended period will increase by 10% relatively to the new rent in the last month of the first extended period, and it will apply for all the second extended period. The new rent during the third extended period will increase by 10% relatively to the new rent in the last month of the second extended period, and it will apply for all the third extended period.

6.3.	At his discretion, the Tenant will be entitled to exercise only the first option or both options.

7.	The Tenant will be entitled to assign the Lease Agreement and/or the Addendums to the Lease Agreement, including this Addendum, including partially, to another company, provided that this company will have characteristics similar to the Tenant's.

8.	The Lessor hereby certifies that the rent for the Tenancy (including rent for the adaptation fee) until the end of the lease period (as defined in the Lease Agreement) has been paid in full.

9.	This Addendum replaces the provisions of the Lease Agreement regarding the extended period's rent updating, including by means of an agreed appraiser's appointment, and particularly, section 10b of the Lease Agreement and sections 2(b) and 3(a) to the Amendments to the Agreement Appendix. The Lessor and the Tenant hereby waive any claim and/or requirement to update and/or increase and/or decrease the rent and/or rent for adaptation's fee and/or the New Rent, except exclusively for updating of the new rent, according to this Addendum's provisions.

10.	All the Lease Agreement's terms, including all Appendices and Addendums will persist with no change, except for the provisions of this Addendum that will prevail on them. Subject to this Addendum, all the other Lease Agreement's and/or Lease Agreement's Addendums terms shall apply, accordingly to this Addendum.

In witness whereof, the parties have signed this:

/s/ Avner Levy	/s/ Ziv Aviram

Atirey Yeda Ltd.	Mobileye Vision Technologies Ltd.

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